EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Avici Systems Inc. pertaining to the Avici Systems Inc. 2000 Non-Employee Director Stock Option Plan, the Amended 2000 Employee Stock Purchase Plan and the Amended 2000 Stock Option and Incentive Plan of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Avici Systems Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 1, 2004